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[The following is the text of a press release issued by Lantronix, Inc. on October 16, 2023 announcing the passing of its Chairman of the Board, Paul Folino, on October 14, 2023, and the appointment of Jason Cohenour, a current member of the Lantronix Board of Directors, as Interim Chairman of the Board]

Lantronix Announces the Passing of Chairman of the Board Paul Folino

IRVINE, Calif., Oct. 16, 2023 – Lantronix Inc. (NASDAQ: LTRX), a global provider of secure turnkey solutions for the Industrial Internet of Things (IoT) and the Intelligent IT market, today announced that Paul Folino, Chairman of the Lantronix Board of Directors, passed away on Saturday, October 14, 2023. Mr. Folino was not standing for re-election to the Board of Directors at Lantronix’s 2023 Annual Meeting of Stockholders, being held on Nov. 7, 2023.

“We are deeply saddened by the passing of Paul Folino, who served on the Lantronix Board since 2012,” said Jeremy Whitaker, Lantronix CFO and Interim CEO. “During his tenure, Paul’s leadership, profound business insight and ability to drive management to deliver measurable results while building consensus helped Lantronix become a major player in the industrial IoT market. Paul was also a key contributor to the substantial growth the Company has experienced during the last several years.”

“I have had the privilege of knowing Paul for over thirty years and serving with him for eleven years on the Board of Lantronix,” said Mr. Hoshi Printer, a current Lantronix Board member. “He was not only a key contributor to the success and transformation of Lantronix but also set an example for all of us as a pillar of the Community. We are grateful for his many contributions, and on behalf of everyone at Lantronix, send condolences to his family, friends, and colleagues.”

In the past, Paul was named “Orange County Philanthropist of the Year” by the Association of Fundraising Professionals and sat on several Orange County non-profit boards, including Chapman University, Cal State Fullerton’s Business School and Philanthropic Foundation, and the Orange County High School of the Arts. In addition, he was recognized by the Orange County Business Journal as one of the “Top 50 Most Influential Business Leaders” in Orange County and served on the Boards of several other Orange County Companies, including Emulex Corporation, CoreLogic, Inc., Microsemi Corporation and Commercial Bank of California.

Jason W. Cohenour, a current member of the Board of Lantronix, has been named interim Chairman of the Board.

About Lantronix
Lantronix Inc. is a global Industrial and Enterprise Internet of Things (IoT) provider of solutions that target high-growth applications in specific vertical markets, including Smart Grid, Intelligent Transportation, Smart Cities and AI Data Centers. Lantronix’s history in networking and video processing as well as its leading-edge applications include Intelligent Substations infrastructure, Infotainment systems and Video Surveillance, supplemented with comprehensive Out of Band Management (OOB) solutions for Cloud and Edge Computing.

Lantronix’s solutions empower companies to achieve success in the growing IoT and OOB markets by delivering customizable solutions that address each layer of the IoT Stack, including Collect, Connect, Compute, Control and Comprehend. For more information, visit the Lantronix website.

Learn more at the Lantronix blog, which features industry discussion and updates. Follow Lantronix on Twitter, view its YouTube video library or connect on LinkedIn.

© 2023 Lantronix, Inc. All rights reserved. Lantronix is a registered trademark. Other trademarks and trade names are those of their respective owners.

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Lantronix Media Contact:
Gail Kathryn Miller
Corporate Marketing &
Communications Manager
media@lantronix.com
949-212-0960

Lantronix Analyst and Investor Contact:
Jeremy Whitaker
Chief Financial Officer
investors@lantronix.com
949-450-7241

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